EXHIBIT (e)

THE CHINA FUND. INC.
DIVIDEND REINVESTMENT AND CASH PURCHASE PLAN
TERMS AND CONDITIONS

1.    Each shareholder ("Shareholder") holding shares of common stock of The China Fund, Inc. (the "Fund") will automatically be a participant in the Dividend Reinvestment and Cash Purchase Plan (the "Plan"), unless State Street Bank and Trust Company (the "Plan Agent") is otherwise instructed by the Shareholder, in writing, to have all distributions, net of any applicable U.S. withholding tax, paid in cash. A Shareholder who does not wish to participate in the Plan will receive all distributions in cash and will be paid by check in U.S. dollars mailed directly to such Shareholder by State Street Bank and Trust Company, as paying agent. The Plan Agent will act as agent for individual Shareholders in administering the Plan and will open an account for each Shareholder under the Plan in the same name as her or his present shares of common stock are registered.

2.    Whenever the directors of the Fund declare a capital gains distribution or an income dividend payable either in shares of the Fund's common stock or cash, participating Shareholders will take such distribution or dividend entirely in shares of common stock to be issued by the Fund, and the Plan Agent shall automatically receive such shares of common stock, including fractions, for the Shareholder's account.

3.    Whenever the market price per share of common stock equals or exceeds the net asset value per share at the time the shares of common stock are valued for the purpose of determining the number of shares of common stock equivalent to the dividend or distribution (the "Valuation Date"), participants will be issued shares of common stock by the Fund valued at net asset value or, if the net asset value is less than 95% of the market price on the Valuation Date, then participants will be issued shares valued at 95% of the market price. If net asset value per share of the common stock on the Valuation Date exceeds the market price of a share of the common stock on the Valuation Date, participants will be issued shares of common stock valued at market price on the Valuation Date. If the Fund should declare an income dividend or capital gains distribution payable only in cash, the Plan Agent will, as purchasing agent for the participants, buy shares of common stock in the open market, on the New York Stock Exchange (the "Exchange") or elsewhere, with the cash in respect of such dividend or distribution for the participants' accounts on, or shortly after, the payment date. To the extent the Plan Agent is unable to do so and, before the Plan Agent has completed its purchases, the market price exceeds the net asset value of the common stock, the average per share purchase price paid by the Plan Agent may exceed the net asset value of the common stock, resulting in the acquisition of fewer shares of common stock than if the income dividend or capital gains distribution had been paid in common stock issued by the Fund. The Plan Agent will apply all cash received as an income dividend or capital gains distribution to purchase shares of common stock on the open market as soon as practicable after the payment date of such dividend or capital gains distribution, but in no event later than 30 days after such date, except where necessary to comply with applicable provisions of the federal securities laws.

4.    Participants in the Plan have the option of making additional cash payments to the Plan Agent, annually, in any amount from $100 to $3,000, for investment in shares of common stock of the Fund. The Plan Agent will use all funds received from participants (as well as any dividends and capital gain distributions received in cash) to purchase shares of common stock in the open market on or about January 15 of each year. Any voluntary cash payments received more than 30 days prior to such date will be returned by the Plan Agent, and interest will not be paid on any such amounts. To avoid unnecessary cash accumulations, and also to allow ample time for receipt and processing by the Plan Agent, participants should send in voluntary cash payments to be received by the Plan Agent approximately ten days before January 15. A participant may withdraw a voluntary cash payment by written notice, if the notice is received by the Plan Agent not less than 48 hours before the payment is to be invested.

5.    For all purposes of the Plan: (a) the market price of shares of common stock of the Fund on a particular date shall be the last sales price on the Exchange on the close of the previous trading day or, if there is no sale on the Exchange on that date, then the mean between the closing bid and asked quotations for such stock on the Exchange on such date, (b) Valuation Date shall be the dividend or

EXHIBIT (e)
(Continued)

distribution payment date or, if that date is not an Exchange trading day, the next preceding trading day, and (c) net asset value per share of common stock on a particular date shall be as determined by or on behalf of the Fund.

6.    The open-market purchases provided for above may be made on any securities exchange where the shares of common stock of the Fund are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Plan Agent shall determine. Funds held by the Plan Agent will not bear interest. In addition, it is understood that the Plan Agent shall have no liability (other than as provided in paragraph 13 hereof) in connection with any inability to purchase shares of common stock within 30 days after the payment date of any dividend or distribution as herein provided or with the timing of any purchases effected. The Plan Agent shall have no responsibility as to the value of the shares of common stock of the Fund acquired for any Shareholder's account.

7.    The Plan Agent will hold shares of common stock acquired pursuant to the Plan in non-certificated form in the name of the Shareholder for whom such shares are being held and each Shareholder's proxy will include those shares of common stock held pursuant to the Plan. The Plan Agent will forward to each Shareholder participating in the Plan any proxy solicitation material received by it. In the case of Shareholders, such as banks, brokers or nominees, that hold shares for others who are the beneficial owners, the Plan Agent will administer the Plan on the basis of the number of shares certified from time to time by such Shareholders as representing the total amount registered in the names of such Shareholders and held for the account of beneficial owners who participate in the Plan. Upon a Shareholder's written request, the Plan Agent will deliver to her or him, without charge, a certificate or certificates representing all full shares of common stock held by the Plan Agent pursuant to the Plan for the benefit of such Shareholder.

8.    The Plan Agent will confirm in writing, each acquisition made for the account of a Shareholder as soon as practicable but in any event not later than 60 days after the date thereof. Although a Shareholder may from time to time have an undivided fractional interest (computed to three decimal places) in a share of common stock of the Fund, no certificates for fractional shares will be issued. However, dividends and distributions on fractional shares of common stock will be credited to each Shareholder's account. In the event of termination of a Shareholder's account under the Plan, the Plan Agent will adjust for any such undivided fractional interest in cash at the market value of the shares of common stock at the time of termination.

9.    Any stock dividends or split shares distributed by the Fund on shares of common stock held by the Plan Agent for a Shareholder will be credited to the Shareholder's account. In the event that the Fund makes available to Shareholders, rights to purchase additional shares of common stock or other securities, the Plan Agent will sell such rights and apply the proceeds of the sale to the purchase of additional shares of common stock of the Fund.

10.    Shareholders will not be charged a fee in connection with the reinvestment of dividends or capital gains distributions. The Plan Agent's fees for the handling of the reinvestment of dividends and distributions will be paid by the Fund. However, Shareholders will be charged a pro rata share of brokerage commissions incurred with respect to the Plan Agent's open market purchases in connection with the reinvestment of dividends or capital gains distributions. A Shareholder will also pay brokerage commissions incurred in connection with purchases from voluntary cash payments made by the Shareholder. Brokerage charges for purchasing small amounts of stock of individual accounts through the Plan are expected to be less than the usual brokerage charges for such transactions because the Plan Agent will be purchasing stock for all participants in blocks and prorating the lower commission thus attainable.

11.    A Shareholder may terminate her or his participation in the Plan by notifying the Plan Agent in writing. Such termination will be effective immediately if notice is received by the Plan Agent not less than 10 days prior to any dividend or distribution record date; otherwise such termination will be

EXHIBIT (e)
(Continued)

effective, with respect to any subsequent dividend or distributions, on the first trading day after the dividend or distribution paid for such record date shall have been credited to such Shareholder's account. The Plan may be terminated by the Plan Agent or the Fund with respect to any voluntary cash payments made or any dividend or distributions paid subsequent to the notice of termination in writing mailed to the Shareholders at least 90 days prior to the annual contribution date, in the case of voluntary cash payments, or the record date for the payment of any dividend or distribution by the Fund. Upon any termination, the Plan Agent will cause a certificate or certificates for the full shares held for a Shareholder under the Plan and cash adjustment for any fraction to be delivered to her or him.

12.    These terms and conditions may be amended or supplemented by the Plan Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to the Shareholders appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by the Shareholders unless, prior to the effective date thereof, the Plan Agent receives written notice of the termination of a Shareholder's account under the Plan. Any such amendment may include an appointment by the Plan Agent in its place and stead of a successor Plan Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Agent under these terms and conditions. Upon any such appointment of a successor Plan Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor Plan Agent, for the Shareholders' accounts, all dividends and distributions payable on the shares of common stock held in the Shareholders' name or under the Plan for retention or application by such successor Plan Agent as provided in these terms and conditions.

13.    The Plan Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its negligence, bad faith or willful misconduct or that of its employees.